Exhibit 21
Subsidiaries of Registrant

The Company has the following subsidiaries, all of which are wholly owned and included in the consolidated financial statements.

Name of Subsidiary	State or Country of Incorporation
Egbert Corp.	Ohio
Materion Newton, Inc.	Delaware
Materion Advanced Chemicals Inc.	Wisconsin
Materion Netherlands B.V.	Netherlands
Materion Advanced Materials Technologies and Services Suzhou Ltd.	China
Materion Advanced Materials Technologies and Services Corp.	New Mexico
Materion Singapore PTE. Ltd.	Singapore
Materion Advanced Materials Technologies and Services Inc.	New York
Materion Taiwan Co. Ltd.	Taiwan
Materion Advanced Materials Germany GmbH	Germany
Materion Japan Ltd.	Japan
Materion Brush GmbH	Germany
Materion Brush Inc.	Ohio
Materion Brush Singapore Shanghai	China
Materion Brush Singapore India SRO	India
Materion Czech S.R.O.	Czech Republic
Materion Ireland Ltd.	Ireland
Materion Natural Resources Inc.	Utah
Materion Korea Ltd.	Korea
Materion Precision Optics (Shanghai) Limited	China
Materion UK Limited	England
Materion Precision Optics and Thin Film Coatings Inc.	Massachusetts
Materion Services Inc.	Ohio
Materion Technical Materials Inc.	Ohio
Materion Singapore PTE Ltd. (Philippines Branch)	Philippines
Materion Singapore PTE Ltd. (Hong Kong Rep Office)	Hong Kong
Materion Shanghai Co. Ltd.	China
Optics Balzers AG	Liechtenstein
Optics Balzers Jena GmbH	Germany
Optics Balzers Malaysia Sdn. Bhd.	Malaysia